Exhibit 99.1

TIER REIT Appoints Dennis J. Martin to Board of Directors

DALLAS, Texas, December 9, 2015 – TIER REIT, Inc., (NYSE: TIER), a Dallas-based real estate investment trust, announced the addition of Dennis J. Martin to the board of directors as an independent director. The appointment will expand the board to nine members.

Mr. Martin will join TIER REIT’s board of directors in January 2016. His appointment will bring an expansive background in financial planning & analysis and public capital markets to the board. Currently, Mr. Martin is the chief financial officer of Carefree Communities, Inc., a privately held owner and operator of manufactured home and RV communities. Previously he held senior leadership roles at two public real estate investment trusts (REITs) – HCP (NYSE: HCP), a fully integrated REIT serving the healthcare industry, from 2008 to 2010 and Apartment Investment and Management Company (Aimco) (NYSE: AIV), an owner and operator of apartment communities, from 2004 to 2008. Prior to his REIT roles, Mr. Martin has comprehensive leadership experience in investor relations and strategic planning roles, including eighteen years with Gulf Canada from 1981 to 1999, at the time one of Canada’s largest oil and gas companies, and its majority-owned subsidiary Gulf Indonesia.

About TIER REIT, Inc.

TIER REIT, Inc. is a self-managed, Dallas, Texas-based real estate investment trust focused on maximizing total return to stockholders through the combination of stock appreciation and income derived from a sustainable distribution. TIER REIT’s investment strategy is to acquire, develop and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in population and office-using employment growth.

TIER REIT, Inc.
Kelly Sargent, 972.483.2460
ksargent@tierreit.com
Source: TIER REIT, Inc.